Exhibit 99.1

Daseke Announces Chief Operating Officer Transition

Specialized Segment leader and transportation industry veteran, Scott Hoppe, to become EVP and COO effective June 1, 2023

Addison, Texas – March 3, 2023 – Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), a premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets, today announced that Executive Vice President (“EVP”) and Chief Operating Officer (“COO”) Rick Williams will retire from his current position after a successful 36-year career in the transportation industry. Scott Hoppe, currently President and Chief Executive Officer of E.W. Wylie (“Wylie”), a wholly owned subsidiary of Daseke, will succeed Mr. Williams, effective June 1, 2023. As EVP and COO, Mr. Hoppe will have responsibility for managing and enhancing Daseke’s industry-leading scale in the specialized and flatbed trucking market and overseeing ongoing business transformation and optimization efforts across the Company.

Chief Executive Officer Jonathan Shepko commented, “Rick’s tenure with Daseke began in 2013, when we acquired his company, Central Oregon Truck Company. Ultimately, he was named Daseke’s inaugural Executive Vice President and Chief Operating Officer in 2020. During his tenure, Rick was instrumental in our 2019 operating company rationalization efforts, and over the last three years, he has worked diligently to instill a truly differentiated and lasting operating perspective into the fabric of our organization. We would like to thank Rick for his leadership efforts and dedication to Daseke, and we wish him many years of health and happiness in his retirement.”

Mr. Shepko continued, “I am excited to announce Scott’s addition to the Daseke Executive Leadership Team. As the sitting President and CEO of E.W. Wylie, which was acquired by Daseke in 2012, Scott is widely respected in the industry, and within our organization, as a proven leader. Scott joined Wylie in 1999, holding various operational and commercial roles, until ultimately being named CEO in 2017. Under Scott’s leadership, Wylie experienced tremendous growth—increasing fleet size threefold to nearly 900 trucks. Wylie has been an instrumental pillar in our 2019 and currently in-flight integration plans, they successfully established a new end-market strategy in commercial flat glass, and over a five-year period, impressively reduced their operating ratio by approximately 10%. In addition to his noteworthy achievements at the helm of Wylie, Scott has a tremendous grasp of both flatbed and specialized trucking, and a deep appreciation for the culture and legacy we intend to preserve through our continued transformation and optimization initiatives.”

Mr. Hoppe brings over 30 years of direct trucking industry experience to this executive role, having served since 2017 as President and CEO of E. W. Wylie, a specialized transportation company based in Fargo, North Dakota. Prior to his tenure as President and CEO of Wylie, Mr. Hoppe spent twenty-four years in various roles, including Chief Operating Officer and Vice President of Business Development.

About Daseke, Inc.

Daseke, Inc. is the premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets. Daseke offers comprehensive, best-in-class services to a diversified portfolio of many of North America’s most respected industrial shippers. For more information, please visit www.daseke.com.

For more information, please contact:

Investor Relations:

Adrianne D. Griffin

Vice President, Investor Relations and Treasurer

(469) 626-6980

investors@daseke.com